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                         ADT LIMITED
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                (Name of Registrant as Specified In Its Charter)

                    WESTERN RESOURCES, INC.
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                   (Name of Person(s) Filing Proxy Statement)

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The following employee update was issued by Western Resources, Inc. on March
25, 1997:

                                                  March 25, 1997



          WESTERN RESOURCES RENEWS CHALLENGE TO REPUBLIC WARRANT

          Western Resources yesterday filed a motion with the United States District Court in Florida seeking to enjoin or prohibit Republic Industries, Inc. from transferring or selling 15 million ADT shares that Republic purchased last week when it exercised the warrant it had received in connection with its failed merger agreement with ADT last summer.

          Western Resources also seeks to enjoin Michael Ashcroft, ADT's chairman, from voting the 15 million shares issued by ADT as a result of Republic's exercise of the warrant.

          In its motion papers, Western Resources asserts that the ADT board of directors breached its fiduciary duties by granting and amending the warrant for improper entrenchment and anti-takeover purposes. Western Resources told the court that an injunction would serve the public interest because it would prevent Republic from unloading 15 million wrongfully issued ADT shares onto the national securities exchange.

          According to company officials, Western Resources always has maintained that the warrant was detrimental for ADT's shareowners because it wrongfully diluted interest in ADT and was yet another entrenchment device. Now that Republic has exercised the warrant, Western Resources intends to vigorously pursue its claims.




        Western Resources (NYSE:WR) is a full-service, diversified energy company with total assets of more than $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy, security and related products and services are developed and marketed in the continental U.S., and offshore.
        For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

        This employee update is neither an offer nor an exchange nor a solicitation of an offer to exchange shares of common stock of ADT Limited. Such offer is made solely by the Prospectus dated March 14, 1997, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of ADT Limited in any jurisdiction in which the making of such offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require such offer to be made by a licensed broker or dealer, such offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc; Bear, Stearns & Co. Inc; and Chase Securities Inc, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.